Exhibit 99.1

Editas Medicine Announces Second Quarter 2017 Results and Update

Leber Congenital Amaurosis type 10 (LCA10) product candidate EDIT‑101 made significant progress toward clinical trials

Achieved research milestone in Juno Therapeutics, Inc., collaboration

CAMBRIDGE, Mass., August 9, 2017 (GLOBE NEWSWIRE) – Editas Medicine, Inc. (NASDAQ: EDIT), a leading genome editing company, today reported financial results for the second quarter ended June 30, 2017, and provided an update on recent achievements and upcoming events.

“This quarter, we made critical progress in advancing our LCA10 product candidate toward the clinic, as well as in our broader pipeline,” said Katrine Bosley, President and Chief Executive Officer of Editas Medicine.  “In addition, we further extended our unparalleled intellectual property estate with the issuance of the first patent for Cpf1, which is a novel and differentiated CRISPR system that expands our platform and has the potential to substantially enhance our portfolio of gene editing medicines.”

Recent Achievements

Advancing product candidates and platform to deliver a sustainable pipeline of transformative products

•	LCA10 program made significant progress toward the clinic and remains on track for an IND filing in mid‑2018.
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Received institutional review board approval for the first site in the Company’s LCA10 clinical natural history study.  This study will prospectively evaluate patients with LCA10 to assess the course of the disease and to pilot potential clinical trial endpoints and designs.  This knowledge will inform the interventional clinical trial design for EDIT‑101, Editas Medicine’s pre-clinical product candidate to treat LCA10.  The Company is finalizing logistical details with trial sites and then will proceed to patient enrollment.

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Received Advanced Therapy Medicinal Product (ATMP) designation for EDIT‑101.  ATMPs are medicines for human use that are based on genes or cells and that offer groundbreaking new opportunities for the treatment of disease and injury.  The classification provides companies with scientific regulatory guidance from the European Medicines Agency, as well as incentives to develop ATMPs in the European Union.

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Achieved second technical milestone in Juno Therapeutics, Inc., collaboration.  This milestone results from the Company’s technical progress towards overcoming the tumor microenvironment in a research program to create engineered T cells with chimeric antigen receptors (CAR) and T cell receptors (TCR) to treat cancer.  Improving the ability of T cells to overcome the tumor microenvironment may expand the range of cancers that may be addressed by engineered T cells.  Editas Medicine will receive $2.5 million for achieving this milestone.  The Company previously announced it achieved a milestone for technical progress towards improving T cell persistence.

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Demonstrated progress in translating the promise of CRISPR technology into a broad class of genomic medicines through more than 20 presentations and posters at multiple scientific and medical conferences.

o	Presented results at the 20th Annual Meeting of the American Society of Cell and Gene Therapy from multiple programs, including data demonstrating:
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Potentially therapeutically relevant levels of editing of non-human primate photoreceptors in the Company’s LCA10 program.  The study indicated that the projected productive editing rate may be as high as 50 percent of alleles in photoreceptor cells, which Editas Medicine believes is well above the level needed to have a therapeutic effect in patients.

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A substantial increase in fetal hemoglobin protein with a novel genome editing strategy that has the potential to be more potent than other previously reported approaches treating sickle cell disease and beta-thalassemia.

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Reported potentially therapeutic levels of editing in human retinal explants using EDIT‑101, the Company’s pre-clinical product candidate to treat LCA10 (Cold Spring Harbor Genome Engineering Conference).

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Presented data demonstrating that multiple Cpf1 variants show efficient and robust editing across multiple genetic loci and cell types, including in T cells and adult hematopoietic stem cells (CRISPR 2017 International Conference).

Building the business for the long term by assembling the capabilities to fully develop and commercialize important medicines

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Strengthened unmatched intellectual property position with issuance of first patent for CRISPR/Cpf1.  In May, the European Patent Office issued the first patent for CRISPR/Cpf1, which is exclusively licensed to Editas Medicine.  CRISPR/Cpf1 offers several potential advantages including expanding the range of genomic sites that can be edited, simplifying manufacturing and delivery, and increasing efficiency and accuracy of some forms of gene repair.

Developing an outstanding organization

•	Grew organization to more than one-hundred team members. Key people joined the company in several critical functions, including pharmacology, manufacturing, and operations.
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Expanded our Board with the addition of Andrew Hirsch as an independent director.  The Company announced the addition of Andrew Hirsch, Chief Financial Officer of Agios Pharmaceuticals, Inc. (Agios), to its Board of Directors. Mr. Hirsch will serve as the Chairman of the Audit Committee of the Board.  He brings more than 20 years of experience in a range of strategic and operating roles in business, including more than 15 years in the biotech industry.  Prior to his current role at Agios, Mr. Hirsch served as President and Chief Executive Officer of BIND Therapeutics, Inc. Earlier in his career, Mr. Hirsch held various leadership roles at Avila Therapeutics, Inc., and Biogen Idec Inc.

Upcoming Events

Editas Medicine will participate in the following upcoming investor conferences:

•	Morgan Stanley Global Healthcare Unplugged Conference, September 11‑13, New York City;
•	Chardan Gene Therapy Conference, October 10, New York City; and
•	Jefferies Gene Therapy/Editing Summit, October 12, New York City.

Editas Medicine will also participate in the following upcoming scientific and medical conference:

•	European Society of Gene & Cell Therapy, October 17‑20, Berlin.

Second Quarter 2017 Financial Results

Cash, cash equivalents, and marketable securities at June 30, 2017, were $324.8 million, compared to $217.7 million at June 30, 2016.

For the quarter ended June 30, 2017, net loss attributable to common stockholders was $26.4 million, or $0.65 per share, compared to $19.0 million, or $0.54 per share, for the same period in 2016.

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Collaboration and other research and development revenues were $3.1 million for the quarter ended June 30, 2017, compared to $3.4 million for the same period in 2016.  The $0.3 million decrease was primarily attributable to a $2.7 million decrease in revenue recognized pursuant to our collaboration with Juno Therapeutics, Inc., of which $2.5 million relates to the achievement of a milestone in the period ending June 30, 2016, partially offset by a $2.4 million increase in revenue recognized pursuant to our strategic alliance with Allergan in the period ending June 30, 2017.

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Research and development expenses were $17.3 million for the quarter ended June 30, 2017, compared to $10.4 million for the same period in 2016.  The $6.9 million increase was primarily attributable to $5.1 million in additional sublicense fees that were owed to certain of our licensors in connection with receiving the Allergan upfront payment, an increase of $1.5 million in employee related expenses, and an increase of $1.5 million in process and platform development costs, partially offset by a decrease of $0.9 million in stock-based compensation expense resulting from a decline in the valuation of non-employee restricted stock and options at June 30, 2017, and other expenses.

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General and administrative expenses were $11.9 million for the quarter ended June 30, 2017, compared to $12.2 million for the same period in 2016. The $0.3 million decrease was primarily attributable to approximately $2.2 million in decreased external intellectual property legal and patent-related fees associated with patents and patent applications licensed to us, which was partially offset by an increase of $0.7 million in stock-based compensation expenses, an increase of $0.4 million in employee related expenses, an increase of $0.4 million in professional service fees, and an increase of $0.4 million in other expenses including facility-related expenses.

Conference Call

The Editas Medicine management team will host a conference call and webcast today, August 9, 2017, at 5:00pm ET. To access the call, please dial 844‑348‑3801 (domestic) or 213‑358‑0955 (international) and provide the passcode 59340161. A live webcast of the call will be available on the Investors & Media section of the Editas Medicine website at www.editasmedicine.com and a replay will be available approximately two hours after its completion.

About Editas Medicine

Editas Medicine is a leading genome editing company dedicated to treating patients with genetically-defined diseases by correcting their disease-causing genes.  The Company was founded by world leaders in genome editing, and its mission is to translate the promise of genome editing science into a broad class of transformative genomic medicines to benefit the greatest number of patients.

Forward-Looking Statements

This press release contains forward-looking statements and information within the meaning of The Private Securities Litigation Reform Act of 1995. The words ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘target,’’ ‘‘should,’’ ‘‘would,’’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  The Company may not actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements.  Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: uncertainties inherent in the initiation and completion of preclinical studies and clinical trials and clinical development of the Company’s product candidates; availability and timing of results from preclinical studies and clinical trials; whether interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; expectations for regulatory approvals to conduct trials or to market products and availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements.  These and other risks are described in greater detail under the caption “Risk Factors”

included in the Company’s most recent Quarterly Report on Form 10‑Q, which is on file with the Securities and Exchange Commission, and in other filings that the Company may make with the Securities and Exchange Commission in the future.  Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Editas Medicine, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(amounts in thousands, except per share and share data)

	Three Months Ended
	June 30,
	2017	2016

Collaboration and other research and development revenues	$3,097	$3,388
Operating expenses:
Research and development	17,318	10,430
General and administrative	11,894	12,158
Total operating expenses	29,212	22,588
Operating loss	(26,115)	(19,200)
Other income (expense), net:
Other income, net	122	5
Interest income (expense), net	(446)	153
Total other income (expense), net	(324)	158
Net loss	$(26,439)	$(19,042)

Net loss attributable to common stockholders	$(26,439)	$(19,042)
Net loss per share attributable to common stockholders, basic and diluted	$(0.65)	$(0.54)
Weighted-average common shares outstanding, basic and diluted	40,830,161	35,286,719

Editas Medicine, Inc.

Selected Condensed Consolidated Balance Sheet Items

(unaudited)

(amounts in thousands)

	June 30,	December 31,
	2017	2016

Cash, cash equivalents, and marketable securities	$324,795	$185,323
Working capital	279,186	154,100
Total assets	368,849	229,182
Deferred revenue, net of current portion	100,953	26,000
Construction financing lease obligation, net of current portion	33,878	35,096
Total stockholders’ equity	185,004	134,607

Media Contact

Cristi Barnett

Editas Medicine, Inc.

(617) 401‑0113

cristi.barnett@editasmed.com

Investor Contact

Mark Mullikin

Editas Medicine, Inc.

(617) 401‑9083

mark.mullikin@editasmed.com